TWO ROADS SHARED TRUST

INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

This INTERIM INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) effective as of the 5th day of March, 2015, is by and among Crow Point Partners, LLC (the “Sub-Adviser”), Two Roads Shared Trust (the “Trust”), on behalf of the MODERN TECHNOLOGY FUND, a series of the Trust (the “Fund”), and ES Capital Advisors, LLC (the “Adviser”).

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and the Fund is a series of the Trust; and

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to the Fund with regard to the Fund’s investments pursuant to an Investment Management Agreement (“Investment Management Agreement”); and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act of any party to this Agreement, and the Fund’s shareholders to the extent required under applicable law and regulation have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Trust, on behalf of the Fund, pursuant to this Agreement and the Sub-Adviser is willing to perform such services for the Fund; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Trust and the Sub-Adviser as follows:

1.                  Appointment. The Trust and the Adviser hereby appoint the Sub-Adviser to perform advisory services for the Fund for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.                  Investment Advisory Duties. Subject to the supervision of the Trustees and the Adviser, the Sub-Adviser will, in coordination with the Adviser as described below: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s current Prospectus and Statement of Additional Information (the “Registration Statement”) as provided to the Sub- Adviser by the Adviser, as they may be amended from time to time; provided, that the Adviser shall provide the Sub-Adviser reasonable advance notice of any change to such investment objectives, policies and limitations.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(a)               with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with the Fund’s Prospectus and Statement of Additional Information and any applicable procedures adopted by the Trustees, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Sub-Adviser by the Adviser;

(b)              use reasonable efforts to manage the Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued

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thereunder; provided, however, the Sub-Adviser shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub- Adviser;

(c)               place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund’s Prospectus and/or Statement of Additional Information or otherwise established through written guidelines established by the Fund and provided to the Sub-Adviser by the Adviser, including without limitation, Section 4 hereof;

(d)              furnish to the Trust and the Adviser whatever statistical information the Trust or the Adviser may reasonably request with respect to the Fund’s assets or investments. In addition, the Sub-Adviser will keep the Trust, the Adviser and the Trustees informed of developments that the Sub-Adviser reasonably believes will materially affect the Fund’s portfolio, and shall, on the Sub-Adviser’s own initiative, furnish to the Trust from time to time whatever information the Sub-Adviser believes appropriate for this purpose;

(e)               make available to the Fund’s Adviser and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Adviser and the Trust in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Trustees, the Adviser and the Trust with such periodic and special reports regarding the Fund as they may reasonably request;

(f)               meet periodically with the Adviser and the Trustees, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Adviser and/or the Trust;

(g)               immediately notify the Adviser, in writing, of the receipt of any notice of a class action proceeding related to the Fund or any other action or proceeding in which the Adviser or the Fund may be entitled to participate as a result of the Fund’s securities holdings. The Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any such actions. The Sub-Adviser’s responsibility with respect to such matters shall be to comply with the foregoing notification obligations and to cooperate with the Adviser and the Trust in making such filings, which shall include providing any relevant information regarding the Fund’s securities holdings to the Adviser;

(h)              provide assistance to the Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. This assistance includes (but is not limited to): (i) designating an employee of the Sub-Adviser for consultation when the Trustees convene; (ii) notifying the Adviser in the event the Sub-Adviser determines, with respect to a security that is held both by the Fund and by another account managed by the Sub-Adviser, to price the security pursuant to such other account’s policies and procedures for determining the fair value of a security; (iii) obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund, upon the request of the Adviser; (iv) verifying pricing and providing fair valuations or recommendations for fair valuation in accordance with the Fund’s valuation procedures, as they may be amended from time to time; and (v) maintaining adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Adviser upon request;

(i)                assist the Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Adviser hereunder. Specifically, and without limitation to the foregoing, the Sub-Adviser agrees to provide certifications to the principal executive and financial officers of the Fund that correspond to the drafting and/or filing of the Fund’s Form N-CSRs, N-Qs, N-SARs, shareholder reports, financial statements, and other

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disclosure documents or regulatory filings, in such form and content as the Adviser shall reasonably request or as in accordance with procedures adopted by the Trust;

(j)                assist the Fund, and accordingly, the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Adviser’s compliance program;

(k)              provide assistance as may be reasonably requested by the Adviser in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Sub-Adviser hereunder;

(l)                immediately notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority. The Sub-Adviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

(m)             immediately notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;

(n)               use no material non-public information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information;

(o)               use its best judgment and efforts in rendering the advice and services contemplated by this Agreement; and

(p)               not consult with any sub-adviser of a portion of the Fund not managed by the Sub-Adviser, if applicable, or with any sub-adviser to any registered investment company or portfolio or series thereof under common control with the Fund, concerning transactions for the Fund in securities or other assets. Further, where the Sub-Adviser is one of multiple money managers managing a Fund, the Sub-Adviser’s responsibility for providing investment advice is limited to providing investment advice with respect to its discrete portion of the Fund’s portfolio.

3.                  Investment Authority. The Sub-Adviser’s investment authority shall include, to the extent permitted under Section 2 hereof, the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement.

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The Sub-Adviser may: (i) open and maintain brokerage accounts for financial futures and options and securities (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.

4.                  Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section 2 hereof, the Trust or the Adviser shall supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably request concerning the Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund’s investments.

5.                 Representations, Warranties and Covenants of the Trust, Adviser and Sub-Adviser. The Trust represents and warrants to the Sub-Adviser that: (i) the retention of the Sub-Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Fund; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either the Fund or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Fund and when executed and delivered by the Adviser, on behalf of the Fund (and assuming due execution and delivery by the Sub-Adviser), will be the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Adviser represents and warrants to the Sub-Adviser that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser (and assuming due execution and delivery by the Sub-Adviser) will be the legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Sub-Adviser represents and warrants to the Adviser and the Trust that: (i) it is authorized to perform the services hereunder; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser (and assuming due execution and delivery by the Adviser and the Trust) will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) it is registered as an investment adviser with the SEC; and (v) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

6.                 Use of Securities Brokers and Dealers. In placing purchase and sale orders for the Fund with brokers or dealers, the Sub-Adviser will attempt to obtain “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable terms of execution, taking into account price, speed and efficiency of execution, other factors that may be deemed relevant by the Sub-Adviser, and the other provisions hereinafter set forth. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in

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selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Sub-Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund’s or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Sub-Adviser’s ability to engage in Section 28(e) Actions shall be subject to review by the Trustees from time to time, and if such Trustees reasonably determine that the Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Adviser shall be prohibited from engaging in the same.

Unless otherwise directed by the Trust or the Adviser in writing, the Sub-Adviser may utilize the service of whatever securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub-Adviser complies with the “best execution” practices described above and applicable law and regulation.

7.                  Compensation. For services specified in this Agreement, the Adviser agrees to pay to the Sub-Adviser a monthly fee on the first business day of each month, or as promptly as possible thereafter, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rates provided for in Exhibit A.

If the fees payable to the Adviser pursuant to this Section 7 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day the Fund is open for business or as otherwise provided in the Trust’s Prospectus.

8.                  Expenses. The Sub-Adviser will not be required to pay any expenses of the Fund except as expressly set forth in this Section 8. The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities it is obligated to provide in order to perform the services specified in Section 2, and any other expenses incurred by the Sub- Adviser in the performance of its duties hereunder.

9.                  Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act with respect to the Fund are the property of the Trust and will be surrendered promptly to the Trust upon its request, except that the Sub-Adviser may retain copies of such documents as may be required by law. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations. Each party shall make available to the others, upon reasonable request, copies of any books, records, and other relevant information that enables the requesting party to comply with its obligations under applicable federal or state rules or regulations, including Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Advisers Act, that arise as a result of the

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Agreement. Each party shall cooperate fully to assist the others with any review or audit conducted by another party or a third party designated by another party, for the limited purpose of ensuring compliance with obligations under applicable federal or state laws that the parties become subject to as a result of the Agreement.

10.              Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund as provided to the Sub-Adviser in accordance with this Agreement are adhered to, the Fund agrees that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Fund acknowledges that the determination of such economic benefit to the Fund by the Sub-Adviser represents the Sub-Adviser’s evaluation that the Fund may be benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

11.              Liability. Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Fund.

Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Trust, the Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust, the Fund and/or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

The Trust, on behalf of the Fund, hereby agrees to indemnify and hold harmless the Sub-Adviser, its directors, officers, employees, affiliates, agents and controlling persons (each an “Indemnified Party”) against any and all losses, claims damages or liabilities (including reasonable attorney fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, the Advisers Act, or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this paragraph 13 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Trust, the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

12.              Services Not Exclusive. The services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Trust, or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to the Fund hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Sub-Adviser nor any of its directors, officers or employees shall act as a principal. If the Sub-Adviser provides any advice to its clients concerning the shares of the Fund, the Sub-Adviser

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shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or the Fund.

The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds, and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

13.              Materials. Each of the Adviser, the Trust and the Fund shall not make any representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials without prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. If the Sub-Adviser has not notified the Adviser of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub-Adviser prior to the filing of same with any regulatory authority and shall be afforded the opportunity to comment thereon.

14.                       Duration and Termination. This Agreement shall become effective with respect to the Fund on the date of this agreement and shall continue in effect until a date no later than 150 days from the effective date.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund’s outstanding voting securities, upon 10 days’ written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon 10 days’ written notice to the Sub-Adviser; or (c) by the Sub-Adviser at any time without penalty, upon 10 days’ written notice to the Trust and Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate immediately upon written notification from the Adviser or the Trust if the Investment Management Agreement terminates with respect to the Fund.

15.              Amendments. This Agreement may be amended at any time, but only by the mutual written agreement of the parties.

16.              Proxies. Unless the Trust gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Fund. The Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Trust upon its request. The Sub-Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund’s shareholders. The Sub-Adviser may delegate proxy voting to a third-party company provided, however, that the Sub-Adviser remains liable for the proxy voting.

17.              Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail or facsimile, at the address or number stated below.

If to the Trust:

Two Roads Shared Trust

c/o Gemini Fund Services, LLC 17605 Wright Street, Suite 2

Omaha, Nebraska 68130

Attention: Modern Technology Fund

Email: Richard.malinowski@geminifund.com

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If to the Sub-Adviser:

Crow Point Partners, LLC

25 Recreation Park Drive

Hingham, MA 02043

Email: pdecaprio@crowpointpartners.com

If to the Adviser:

ES Capital Advisors, LLC

40 Walnut Street

Wellesley, MA 02481

Email: david.morton@mortonfin.com

18.              Confidential Information. Any information supplied by the Trust, the Fund or the Adviser, which is not otherwise in the public domain, in connection with the Fund or the Adviser is to be regarded as confidential and for use only by the Sub-Adviser and/or its agents, and only in connection with the Sub-Adviser’s services under this Agreement. Any information supplied by the Sub-Adviser, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by the Fund and/or its agents, and only in connection with the Fund and its investments. Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) that its directors, officers, employees and advisers abide by these confidentiality provisions.

19.	Miscellaneous.

(a)               Governing Law. This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b)               Delivery of Form ADV. Concurrently with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Trust a copy of Part 2 of its Form ADV, as revised. The Adviser and the Trust hereby acknowledge receipt of such copy.

(c)               Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)               Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)               Agency Relationship. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Trust or the Fund, except as otherwise contemplated herein.

(f)                Prior Agreement. This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties.

(g)               Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

(h)               Limited Liability of the Trust. The Sub-Adviser agrees that the Trust’s obligations under this

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Agreement shall be limited to the Fund and its assets, and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

TWO ROADS SHARED TRUST

By: /s/ Andrew Rogers Name: Andrew Rogers

Title: President

CROW POINT PARTNERS, LLC

By: /s/ Peter DeCaprio Name: Peter DeCaprio

Title: Principal

ES CApital Advisors, LLC

By: /s/ David Morton

Name: David Morton

Title: Director

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Investment Sub-Advisory Agreement

EXHIBIT A

Two Roads Shared Trust

Sub-Advisory Fee
Modern Technology Fund	0.50%

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